Provisional Patent Sub-License Agreement

This Agreement is made and entered into between Edward E. Alexander, representing the provisional patent holders of the ELeach process, with Edward Alexander residing at 2428 Coral Sea Street, Alameda, California, (hereinafter “Licensor”) and Hondo Minerals Inc. having its principle business address at 10575 N. 114th Street, Suite 103, Scottsdale, AZ  85259 (hereinafter “Sub-Licensee”).

Witnesseth that:

1.           Whereas, Licensor has the right to grant Sub-License(s) under the ProvisionalPatent (as hereinafter defined), and wishes to have the inventions covered bythe licensed provisional patent rights in the public interest; and

2.           Whereas, Sub-Licensee wishes to obtain a Sub-License of all intellectualproperty as defined under the Provisional Patent Sub-License Agreement uponthe terms and conditions hereinafter set forth:

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows:

Article 1 – Definitions

For the purpose of this agreement, the following definitions shall apply:

1.           Licensed Provisional Patent Shall mean:

a.           Provisional Patent Application Serial Number 61/455,568 filed 10/22/2010by Edward E. Alexander on behalf of the provisional patent holders,Mr. Timothy Yarlott, Mr. Hiroshi Tanaka, Dr. Kokichi Hanaoka and Dr.Richard Wullaert.

b.	Beginning in July 2011, a formal Patent application will be executed by the group, at which time, Mr. William R. Miertschin will be added to the patent as a 6th name to the Patent Application.

c.           Any and all improvements co-developed by the Licensor and Sub-Licensee, whether patentable or not, relating to the Licensed ProvisionalPatent Rights, which Licensor and Sub-Licensee may hereafter jointlydevelop, own or control.

d.           Any or all patents, which may issue on patent rights and improvementsthereof, developed by Licensor or subsequently co-developed betweenLicensor and Sub-Licensee, and any all divisions, continuations,continuations-in-part, reissues and extensions of such patents.

2.           Product(s):  Shall mean any materials including techniques, technology,                                                                                                                                hardware, devices, methods or inventions relating to or based on the LicensedProvisional Patent, developed as of the date of this Agreement or co-developed as of the date of this Agreement or at any time in the future.

3.           Gross Sales or Gross Revenues:  Shall mean total value(s) of revenue generatedbased on the Licensed Provisional Patent Rights.

4.           Confidential Proprietary Information:  Shall mean with respect to any Party allscientific, business or financial information relating to such Party, its subsidiariesor affiliates or their respective businesses, except when such information:

a.           Becomes known to the other Party prior to receipt from such first Party;

b.           Becomes publicly known through sources other than such first Party;

c.           Is lawfully received by such other Party from a party other than the firstParty; or

d.           Is approved for release by written authorization from such first Party.

5.	Sub-License: Shall mean an exclusive license for Mojave County, State of Arizona for use of the Sub-	Licensed Provisional Patent in the mining and mineral recovery industries.

6.           Know-how:  Shall mean any and all technical data, information, materials, tradesecrets, technology formulas, processes, and ideas, including any improvementsthereto, in any form in which the foregoing may exist, now owned or co-owned byor exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this Agreement.

7.           Intellectual Property Rights:  Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveriesconceived or reduced to practices, whether patentable or not either directly orindirectly associated with the Sub-Licensed Provisional Patent, Products or Know-how.

8.      Royalties: Shall mean revenues received in the form of cash and/or equity from holdings by the Licensor from Sub-Licensee as a result of sub-licensing and using, selling, making, having made, or leasing of Sub-Licensed Provisional Patent Rights, Products or know-how.

ARTICLE II- GRANT OF SUB-LICENSE

1. Licensor hereby grants to Sub-Licensee the Sub-License with the right to make, have made, use, sell and lease the Products described in and associated with the Sub-Licensed Provisional Patent .

2.      Licensor retains the right to continue to use Licensed Provisional Patent in industries other than the mining and mineral recovery industries, in any way for revenue generation purposes; however, Licensor will not exercise such rights in the Mojave County located in the State of Arizona.

ARTICLE III- Sub-LICENSE PAYMENTS

1. Initial payment and royalty rate. For the licensed herein granted:

a. Sub-Licensee agrees to pay a sign-up fee of 1,000,000 common shares of stock of Hondo Minerals Corporation to Licensor.

  b.     Royalty and Sub-Licensing rates will be determined on a project-by-project basis with the express understanding that the Royalty will as pertains to a sub-license to companies or other legal entities wherein Sub-Licensee has a direct senior managerial and/or controlling interest with be fixed at 3% unless otherwise agreed to in writing by the Sub-Licensee.

2.      When a sale of minerals is made: A sale of minerals obtained through the use of the Sub-Licensed Provisional Patent shall be regarded as being made upon payment for such minerals to the sub-licensee..

5. Payments: All sums payable by Sub-Licensee hereunder shall be paid to Licensor in the United States of America and in U.S. dollars or through a mutually agreeable and available commodity of value.

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.     Reports. Within thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered within thirty (30) days after the end of each following quarter annual period, Sub-Licensee shall make a written report to Licensor setting forth the Gross Sales of minerals processed by or through the use of the Sub-Licensed Provisional Patent  sold, leased or used by Sub-Licensee and total sub-licensor’s receipts during the quarter annual period. If there are no Gross Sales, a statement to that effect be made by Sub-Licensee to Licensor. At the time each report is made, Sub-Licensee shall pay to Licensor the royalties or other payments shown by such report to the payable hereunder.

2.     Books and records. Sub-Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1. hereof to be determined.  Sub-Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1. hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, if not, the reasons why not.

ARTICLE V - MARKING

Licensee agrees to mark or have marked all Products made, used or leased by it or its sub-licensees under the Sub-Licensed Provisional Patent Rights, if and to the extent such markings shall be practical, with such patent markings as shall be desirable or required by applicable provisional patent laws and subsequent patent laws.

ARTICLE VI - DILIGENCE

1.     Sub-Licensee shall use its reasonable best efforts to bring the mining and mineral recovery process based on the Sub-Licensed Provisional Patent to maximize through a thorough and diligent program and to continue maximizing the leached values throughout the life of this Agreement.

2. Sub-Licensee shall deliver to Licensor on or before 31 May 2011, an executive overview for development of Sub-Licensed Provisional Patent as herein licensed..

ARTICLE VII - TERMINATION OR CONVERSION TO NON-EXCLUSIVE LICENSE

1. Termination by Sub-Licensee.

Option of Sub-Licensee:  Sub-Licensee may terminate the sub-license granted by this agreement, provided Sub-Licensee shall not be in default hereunder, by giving Licensor ninety (90) days notice to its intention to do so. If such notice shall be given, then upon the expiration of such ninety (90) days the termination shall become effective; but such termination shall not operate to relieve Sub-Licensee from its obligation to pay royalties or to satisfy any other obligations, accrued hereunder prior to the date of such termination.

2. Termination by Licensor.

Option of Licensor:  Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

a.        Default in the payment of royalties required to be paid by Sub-Licensee to Licensor hereunder, where under such default shall continue and is not cured for a period of ninety (90) days from the time of written notice from the Licensor to the Sub-Licensee of such default.

b.         Default in the making of any reports required hereunder and such default shall continue for a period of ninety (90) days after Licensor shall have given to Sub-Licensee a written notice of such default.

c.         Default in the performance of any other material obligation contained in this Agreement on the part of Sub-Licensee to be performed and such default shall continue for a period of ninety (90) days after Licensor shall have given to Sub-Licensee written notice of such default.

d. Adjudication that Sub-Licensee is bankrupt or insolvent.

e.        The filing by Sub-Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.         The appointment of a receiver of the business or for all or substantially all of the property of Sub-Licensee; or the making by Sub-Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Sub-Licensee of any proceedings for the liquidation or winding up of its business or affairs.

3 Effect of termination.

Termination of this Agreement shall not in any way operate to impair or destroy any of Sub-Licensee’s or Licensor’s right  or remedies, either at law  or in equity, or to relieve Sub-Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

4. Effect of delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Sub-Licensee in carrying out any obligation imposed upon it by this Agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Sub-Licensee.

5. Option of Sub-Licensee to convert to non-exclusive sub-license.

Sub-Licensee shall have the right to convert this Sub-License at the same Royalty rate as for the exclusive Sub-License, without any further right to sub-license  and minimum  Royalties under ARTICLE III, Paragraph 3. shall not be due  thereafter.

6. Return of Sub-Licensed Provisional Patent.

Upon termination of this Agreement, all of the rights to the use of the Sub-Licensed Provisional Patent shall be returned to Licensor. In the event of termination of the Agreement by Sub-Licensee or said conversion of the Agreement by Sub-Licensee, Sub-Licensee shall grant to Licensor a non-exclusive, royalty-free Sub-License, with right to sub-license, to manufacture, use and sell improvements including all know-how to Sub-Licensed Provisional Patent  made by Sub-Licensee during the period of this Agreement prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Sub-Licensed Provisional Patent .  A discussion will be held on any improvements that have been made to the Sub-Licensed Provisional Patent to ensure that proper credit is provided to the Sub-Licensee for any Sub-Licensee-created improvements.

 ARTICLE VIII – TERM

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the sub-licensed issued patents or patents to issue under the Sub-Licensed Provisional Patent  under ARTICLE I. It is stated that the patent submission is currently in a provisional patent status. A formal patent application will be executed in July, 2011.

 ARTICLE IX - NOTICES, ASSIGNEES

1.     Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.     Assignees, etc.  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Sub-Licensor and upon and to the benefit of the successors of the entire business of Sub-Licensor, but neither this Agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Sub-Licensee to or with any other party or parties (except a successor of the entire business of the Sub-Licensee) such consent shall not be unreasonably withheld.

ARTICLE X - MISCELLANEOUS

1. This Agreement is executed and delivered in the United States 0f America and shall be constructed in accordance with the Laws of the Government of the United States of America.

2.	No other understanding. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.      No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the Licensed Provisional Patent manufactured, used, sold or leased under the Sub-License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Licensed Provisional Patent  from the inventors.

4.     Indemnity.   Sub-Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Sub-Licensed Provisional Patent.

5. Insurance. During the term of this Agreement, Sub-Licensee shall, maintain the following insurance coverage:

a.         Commercial general liability with a limit of no less than one million dollars ($1,000,000.00, option) each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b. Professional liability of no less than one million dollars ($1,000,000.00, option) each occurrence.

6.      Advertising.  Sub-Licensee agrees that Sub-Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor unless such is required by law.

7.      Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty on confidentiality.

8.      Disclaimer of Warranty.  Sub-Licensed Provisional Patent Rights is experimental in nature and it is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the Sub-Licensed Provisional Patent Rights will not infringe any patent or proprietary rights of third parties.

In witness whereof, the parties hereto have caused this agreement to be executed by  their duly authorized representatives.

The effective date of this agreement is May 02, 2011.

Licensor: _/s/ Edward E. Alexander                                                                 Sub-Licensee: _/s/ William R Miertschin
Name: Edward E. Alexander                                                                    Name: William R. Miertschin
Managing Director,                                                                    President,
ELeach, (Division of)                                                                    Hondo Minerals Corporation
Innovative Designs and Technology USA